Exhibit 10.1

BMO HARRIS BANK N.A. 50 South Sixth Street Minneapolis, MN 55402	BMO CAPITAL MARKETS CORP. 3 Times Square New York, NY 10036

CONFIDENTIAL

November 7, 2019

Digi International Inc.
11001 Bren Road East
Minnetonka, Minnesota 55343
Attn.: Jamie Loch

Re:                             $150,000,000 Revolving and Term Credit Facilities

Ladies and Gentlemen:

Digi International Inc. (“you” or “Borrower”) has advised BMO Harris Bank N.A (“BMO”) and BMO Capital Markets Corp. (“BMOCM” and, together with BMO and our affiliates,  the “Commitment Parties”, “we” or “us”) that you intend to, through Namath Merger Sub, Inc., a Utah corporation and wholly-owned subsidiary of the Borrower, acquire (the “Acquisition”) Opengear, Inc. (together with its subsidiaries, collectively, “Target”), pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all schedules and exhibits thereto, the “Acquisition Agreement”), by and among the Borrower, the Target and the other parties thereto, and to consummate the other Transactions described herein (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”; and together with this letter and any other attachments or exhibits hereto, collectively, the “Commitment Letter”).

You have further advised us that you seek a senior secured loan facility in an aggregate principal amount of up to and consisting of a $100,000,000 revolving loan facility and a $50,000,000 term loan (collectively, the “Facilities”), as outlined in the Term Sheet, to facilitate the consummation of the Transactions.

1.                                      Commitments.

In connection with the Transactions, the Commitment Parties are pleased to advise you of our commitment to provide 100% of the principal amount of the Facilities upon the terms and conditions set forth in this Commitment Letter (the “Commitment”) and subject solely to the Exclusive Funding Conditions.

2.                                      Titles and Roles.

It is agreed that (a) BMOCM will act as sole lead arranger and sole bookrunner for the Facilities (acting in such capacities, the “Arranger”), (b) BMO will act as the sole and exclusive administrative agent and collateral agent for the Facilities (the “Agent”) and (c) one of the Commitment Parties will have “left” placement in any marketing materials used in connection with the Facilities.  You agree that no other agents, co-agents, arrangers co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter (as defined below)) will be paid by you in connection with the Facilities unless you and the Commitment Parties shall so agree.

3.                                      Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (collectively, “Credit Documentation”), to syndicate a portion of our Commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with BMO, the “Lenders”) identified by us in consultation with you.  Notwithstanding the foregoing, we will not syndicate to (a) those banks, financial institutions and other institutional lenders and investors separately identified in writing by you to us prior to the date hereof (the “Signing Date”) or (b) those persons who are operating company competitors of the Borrower and its subsidiaries, separately identified in writing by you to us from time to time (each, a “Competitor”) (the foregoing, in each case of clauses (a) and (b), inclusive of any affiliates thereof that are identified in writing by you or reasonably identifiable solely on the basis of similarity of name, collectively, “Disqualified Institutions”); provided, that a Competitor or an affiliate of a Competitor shall not include any bona fide debt fund or investment vehicle (other than a person who is separately identified by you to us prior to the Signing Date) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, and provided further, that (x) any supplement to the “Disqualified Institutions” list shall become effective three business days after delivery to us, (y) such supplement shall not apply retroactively to disqualify any entities that have previously acquired a commitment or a participation in the Facilities in accordance with the terms of this Commitment Letter or the Credit Documentation and (z) no supplements shall be made to the “Disqualified Institutions” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date (defined below). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to use commercially reasonable efforts to actively assist us in completing a syndication that is reasonably satisfactory to us and you until the earlier to occur of a Successful Syndication (as defined in the Fee Letter between the parties hereto of even date herewith (the “Fee Letter”)) and 60 calendar days after the Closing Date, excluding any Black-out Dates for purposes of calculating such 60 calendar day period (such earlier date, the “Syndication Date”). During such period, such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, to the extent practical and appropriate, the existing lending and investment banking relationships of the Target, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and your using commercially reasonable efforts, to the extent practical and appropriate, to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target and its subsidiaries) and the proposed Lenders, in all such cases upon reasonable advance notice and at times and locations to be mutually agreed upon, (c) your preparing and providing to the Arranger (and using commercially reasonable efforts to cause the Target to prepare and provide) all information with respect to you and the Target and the Acquisition, including all financial information and Projections (as defined below), as the Arranger may reasonably request in connection with the arrangement and syndication of the Facilities, subject to the limitations on your rights to request information concerning the Target set forth in the Acquisition Agreement and your assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation of a customary confidential information memoranda (a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), subject to the limitations on your rights to request information concerning the Target set forth in the Purchase Agreement, (d) your hosting, with the Arranger, of one or more syndicate meetings, as needed (or, if you and we agree, a conference call in lieu of such meetings) of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the officers of the Target to be available for such meetings), subject to the limitations on your rights set forth in the Acquisition Agreement and (e) your ensuring that the Borrower and its subsidiaries, and your using commercially reasonable efforts to ensure that the Target or any of its subsidiaries, shall not without our consent, in each case, announce, issue, offer, place or arrange any competing debt securities or commercial bank or other syndicated credit facilities (excluding (A) the Facilities, (B) indebtedness of the Target and its subsidiaries permitted to be incurred or issued prior to, or to remain outstanding upon, the closing of the Acquisition under the Acquisition Agreement, (C) intercompany indebtedness (and any refinancing or replacement thereof) and (D) other indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries or the Target and its subsidiaries for capital expenditures) if such announcement, issuance, offering, placement or arrangement could be reasonably expected to materially impair the primary syndication of the Facilities.

Upon the request of the Arranger, you will use your commercially reasonable efforts to cause the Target to furnish, for no fee, to the Arranger an electronic version of the Target’ trademarks, service marks and corporate logo for use in marketing materials for the purpose of facilitating the syndication of the Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred.  You hereby authorize the Arranger to download copies of the Borrower’s trademark logos from its website and post copies thereof on the IntraLinks site, SyndTrak site or similar workspace established by Arranger to syndicate the Facilities and use the logos on any Information Materials prepared in connection with the syndication of the Facilities. The Commitment Parties may, with your prior consent (not to be unreasonably withheld, conditioned or delayed), place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower, Target and their affiliates (or any of them), and the amount, type and closing date of such Transactions, all at our expense.  You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facilities.

The Arranger will, in consultation with you (subject to the terms and conditions of this Commitment Letter), manage all aspects of the arrangement and syndication of the Facilities, including decisions as to the selection of institutions to be approached (other than Disqualified Institutions), when they will be approached, when their commitments will be accepted, the allocation of the aggregate commitment among the Lenders, the amount and the distribution of compensation among the Lenders.  You hereby acknowledge and agree that the Arranger will have no responsibility other than to arrange the syndication as set forth herein and each Commitment Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Facilities (including in connection with determining the terms of the Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. Further, you hereby acknowledge and agree that the Commitment Parties are not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to the Borrower with respect thereto.  Any review by the Commitment Parties of the Borrower, the Target, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Borrower.  The Borrower agrees that it will not assert any claim against the Commitment Parties based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby.

At the request of the Arranger, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Materials (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, and, to the extent possible using commercially reasonable efforts, the Target and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its affiliates, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”).  You acknowledge and agree that, in addition to Public Information (a) Credit Documentation and preliminary drafts of the same with respect to the Facilities, (b) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Facilities may, in each case above, be distributed to Public Side Lenders.  If you advise us in writing (including by email) that any of the items described in the immediately preceding clauses (a), (b) and (c) should not be distributed to Public Side Lenders, then the Commitment Parties will not distribute such materials to Public Side Lenders without further discussions with you.  You acknowledge that the Commitment Parties’ public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the first paragraph of this Section 3; provided that such analysts shall not publish any information obtained from such meetings (i) until the Successful Syndication of the Facilities and the Arranger freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI.  Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

Notwithstanding any other provision of this Commitment Letter to the contrary, (a) the Commitment Parties shall be not be relieved or novated from any obligations hereunder (including its obligation to fund the Facilities on the Closing Date on the terms and conditions hereof) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until the initial funding of the Facilities on the Closing Date and (b) unless you otherwise agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including but not limited to all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred.  It is understood that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities.

4.                                      Information.

You hereby represent and warrant that (with respect to any information relating to the Target, to your knowledge) (a) all written information (including all Information Materials), other than the Projections, other forward-looking information and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole and after giving effect to all supplements and updates thereto provided through the date furnished) and (b) the financial projections and other forward-

looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being understood that (i) the Projections are as to future events and are not to be viewed as facts or a guarantee of performance, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized).  You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Target) in any material respect if such Information and Projections were being furnished, and such representations were being remade, at such time, then you will (or, with respect to the Information and Projections relating to the Target, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and the Projections so that (with respect to Information and Projections relating to the Target, to your knowledge) such representations will be correct (to your knowledge with respect to information relating to the Target), in all material respects, under those circumstances on such date.  You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.                                      Fees.

As consideration for the Commitment and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.                                      Conditions Precedent.

The Commitment Parties’ obligations to fund its Commitment hereunder, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery by the applicable Loan Parties (as defined in the Term Sheet) of Credit Documentation with respect to the Facilities on the terms set forth in the Term Sheet, and (b) the satisfaction (or waiver by us) in all material respects of the conditions set forth in Exhibit B hereto (collectively, the “Exclusive Funding Conditions”).

7.                                      Indemnification and Expenses.

You agree (a) to indemnify and hold harmless each of us and our respective affiliates and our and their respective officers, directors, employees, agents, controlling persons, members and representatives of each of us and our respective affiliates and the successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all actual losses, claims, damages, liabilities and expenses (but excluding lost profits and opportunity costs), joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any actual or threatened claim, actions, suits, inquiries, litigation, investigation or proceeding (any such claim, actions, suits, inquiries, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, your or the Target’s equity holders, creditors or any other third party or by the Target or any of its subsidiaries or affiliates), and to reimburse each such Indemnified Person upon written demand (together with reasonable back-up documentation) for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter (limited to, in the case of legal fees and expenses, fees and expenses of one firm as counsel for all such Indemnified Persons, taken as a whole, and of a single local firm as counsel in each appropriate jurisdiction for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional primary firm as counsel and one additional local firm as counsel in each appropriate jurisdiction to each group of similarly affected Indemnified Persons), provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent arising from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”) (as determined by a final, non-appealable judgment of a court of competent jurisdiction), (ii) the material breach of the obligations of such Indemnified Person or any of its Related Parties under the Commitment Letter or Fee Letter (as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (iii) disputes solely between and among Indemnified Persons not arising from any act or omission of the Borrower or any of its affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Facilities) and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Parties and their respective affiliates from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including without limitation due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of a one firm as counsel for the Commitment Parties and of a single local firm as counsel in each appropriate jurisdiction) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification, waiver or enforcement thereof.  It is further agreed that we shall have no liability to any person other than you in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Persons or any of its Related Parties shall be liable for any damages arising from the use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of or material breach of this Commitment Letter or the Fee Letter by such Indemnified Person (or any of its Related Parties).  None of the Indemnified Persons, their Related Parties, you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

Notwithstanding anything to the contrary contained herein, upon the execution of Credit Documentation, the relevant provisions of such definitive documentation shall supersede the provisions of the preceding paragraphs (to the extent covered thereby).

8.                                      Sharing of Information, Affiliate Activities.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  No Commitment Party nor any of its affiliates will use confidential information obtained from you or your affiliates by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party and its affiliates of services for other companies, and no Commitment Party nor any of its affiliates will furnish any such information to any of its other customers.  You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge that each Commitment Party (or an affiliate) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and such person may from time to time provide investment banking and other financial services to, and effect transactions for, its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or the Target’s respective affiliates, of other companies that may be the subject of the transactions contemplated by this Commitment Letter and of other companies with which you may have commercial or other relationships. You further acknowledge that no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate (including the Credit Documentation). With respect to any securities and/or financial instruments so held by any Commitment Party (or an affiliate) or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and subject to the confidentiality obligations, of the Commitment Parties hereunder.

9.                                      Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, agents, accountants, advisors, co-investors, controlling persons and equity holders on a confidential basis or (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law, other than filing the Commitment Letter with the Securities and Exchange Commission on a customary Form 8-K related to the transactions); provided, that (i) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (A) below and only if the fee amounts payable pursuant to the Fee Letter and the economic terms of the “flex provisions” in the Fee Letter have been redacted in a manner reasonably agreed by the Arranger (including the portions thereof addressing fees payable to us)) (A) to the Target and its officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter, in each case on a confidential basis, (B) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Facilities, (C) to any rating agencies (with your prior consent (not to be unreasonably withheld, conditioned or delayed)), (D) to potential debt providers in coordination with us to obtain commitments to the Facilities from such potential debt providers and (E) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder and (ii) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions, to the extent customary or required in offering and marketing materials for the Facilities or to the extent customary or required in any public or regulatory filing relating to the Transactions, and in each case, only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation.

We shall use all information received by us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders, participants or hedging counterparties or potential Lenders, participants or hedging counterparties who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or our respective affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) on a “need-to-know” basis and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for our respective Representatives’ compliance with this paragraph), (f) to any of our respective affiliates and their Representatives provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each of us shall be responsible for our respective affiliates’ and their Representatives’ compliance with this paragraph) to be utilized solely in connection with rendering services to the Borrower in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective Representatives, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, the Target or any of your or its respective affiliates or related parties, (i) to the extent that such information is independently developed by us without the use of information otherwise subject hereto, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law), or (k) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions; provided, that the disclosure of any such information to any Lenders, potential Lenders, participants, potential participants, hedging counterparties or potential hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, potential Lender, participant, potential participant, hedging counterparty or potential hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the Credit Documentation for the Facilities upon the initial funding thereunder and shall in any event automatically terminate two years following the date of this Commitment Letter. Please note that we and our affiliates do not provide tax, accounting or legal advice. Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies to the extent required by applicable law.  In no event shall disclosure of information referred to above be made to any Disqualified Institution.

10.                               Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly provided for herein); provided, that the Commitment Parties may assign their Commitment hereunder (subject to the provisions set forth in this Commitment Letter) to one or more potential Lenders, provided further that (x) no Commitment Parties shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its Commitment in respect thereof, until after the initial funding of the Facilities has occurred and (y) no assignment or novation shall become effective with respect to all or any portion of the Commitment Parties’ Commitment in respect of the Facilities until after the initial funding of the Facilities. Unless as you otherwise agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the initial funding under the Facilities has been made. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as a Lender) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 9, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder); provided, that with respect to the commitments, any assignments thereof to an affiliate will not relieve us from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between you and us with respect to the Facilities.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile, .pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; PROVIDED, HOWEVER, THAT IT IS UNDERSTOOD AND AGREED THAT (A) INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT HAS OCCURRED),

(B) THE DETERMINATION OF THE ACCURACY OF ANY TARGET REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU (OR YOUR AFFILIATES OR ASSIGNEES) HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE YOUR (OR YOUR AFFILIATES’ OR ASSIGNEE’S) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, notwithstanding that the funding of the Facilities is subject to the specified closing conditions set forth in Section 6 above and in Exhibit B hereto and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.

11.                               Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

12.                               Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

13.                               Surviving Provisions.

The compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Commitment of the Commitment Parties hereunder and our agreements to perform the services described herein; provided, that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, compensation and to the syndication of the Facilities, shall automatically terminate and be superseded by the Credit Documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time; provided further, if any of the Facilities close and the Credit Documentation is executed and delivered, the provisions of relating to the syndication of such Facilities shall survive only until the Syndication Date.

14.                               PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Borrower, and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to us and each Lender.

15.                               Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., Chicago time, on the date that is 5 business days from the date of this Commitment Letter.  Our commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (i) the Closing Date does not occur on or before January 6, 2020, or (ii) the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) is terminated by you or with your written consent without the consummation of the Acquisition having occurred then this Commitment Letter and our commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension. Subject to Section 13 and our receipt of fees required to be paid in connection under Section 7 of this Commitment Letter, you may terminate this Commitment Letter and our Commitment with respect to the Facilities hereunder at any time upon five business days’ written notice.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

BMO HARRIS BANK N.A.

By:	/s/ Philip P. Krump
Name:	Philip P. Krump
Title:	Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Tomasz Milewski
Name:	Tomasz Milewski
Title:	Director

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

DIGI INTERNATIONAL INC.

By:	/s/ Ronald Konezny
Name:	Ronald Konezny
Title:	CEO

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS
NOVEMBER 7, 2019

This Summary of Principal Terms and Conditions is intended merely as an outline of certain of the material terms of the credit facilities described herein. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the documentation relating to the credit facilities and it is not intended to limit the scope of discussion and negotiation of any matters not consistent with the specific matters set forth herein.

Borrower:	DIGI INTERNATIONAL INC. (the “Borrower”)

Transactions:

Pursuant to the Agreement and Plan of Merger dated November 7, 2019 by and among the Borrower, Target, Namath Merger Sub, Inc., a Utah corporation and wholly-owned subsidiary of the Borrower (“Merger Sub”) and Shareholder Representative Services LLC (the “Acquisition Agreement”), the Target will become a wholly-owned subsidiary of the Borrower by way of a merger of the Merger Sub with and into the Target, with the Target continuing as the surviving corporation. In connection with the Acquisition, (a) the Borrower will obtain the Facilities (as defined below), (b) all of the existing debt of the Borrower, the Target and their subsidiaries will be refinanced and repaid in full, and all liens and security interests thereunder shall be released substantially concurrently with the Acquisition (the “Refinancing”), and (c) fees and expenses incurred in connection with each of the foregoing, including the Acquisition (collectively, the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Guarantors:

Subject to the Limited Conditionality Provisions, all obligations of the Borrower under the Facilities, as well as hedging liability and funds transfer and deposit account liability owed to any Lender or its affiliates (collectively, the “Borrower Obligations”), will be unconditionally guaranteed on a senior basis (the “Guaranty”) by each of the Borrower’s domestic subsidiaries (collectively, the “Guarantors”; the Borrower and the Guarantors are referred to collectively, the “Loan Parties”), other than excluded foreign subsidiaries and immaterial subsidiaries.

Sole Lead Arranger and Sole Book Runner:	BMO Capital Markets Corp. will act as sole lead arranger and sole bookrunner for the Facilities (in such capacities, the “Lead Arranger”).

Administrative Agent:	BMO Harris Bank N.A. (“BMO Harris” or the “Administrative Agent”).

Lenders:	A syndicate of financial institutions and investors, including BMO Harris (the “Lenders”), acceptable to the Borrower and the Arranger arranged on a fully underwritten basis.

TYPES AND AMOUNTS OF FACILITIES

Term A Facility:

Type and Amount:	A 5-year first lien term loan facility (the “Term Facility”) in an aggregate principal amount of $50 million (the loans thereunder, the “Term Loans”).

Availability:	The Term Loans shall be borrowed in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Maturity:	The date that is 5 years following the Closing Date (the “Term Loan Maturity Date”).

Amortization:

Commencing on the last day of the first full fiscal quarter ended after the Closing Date, the Term Loans shall amortize in equal quarterly installments in aggregate annual amounts equal to (i) 5.00% of the original principal amount of the Term Loans during the first and second year following the Closing Date; (ii) 7.50% of the original principal amount of the Term Loans during the third and fourth year following the Closing Date and (iii) 10.00% of the original principal amount of the Term Loans during the fifth year after the Closing Date, with the balance payable on the Maturity Date.

Use of Proceeds:	The proceeds of the Term Loans will be used to finance a portion of the Transactions and to pay fees and expenses associated with the Transactions.

Revolving Facility:

Type and Amount:

A 5-year revolving loan facility (the “Revolving Facility”. together with the Term Facility, the “Facilities”; and the commitments under the Revolving Facility, the “Revolving Commitments”) in an aggregate principal amount of $100 million (the loans thereunder, the “Revolving Loans” and, together with the Term Loans, the “Loans”), which will be available to the Borrower in U.S. dollars. The Lenders providing the Revolving Commitments are referred to as the “Revolving Lenders”. A portion of the Revolving Facility, in an amount not to exceed $5 million, will be available for borrowings in Australian Dollars, Canadian Dollars, Euro, Japanese Yen and Sterling, (“Alternative Currencies”). Any Loan made in an Alternative Currency shall be advanced in such currency, and all payments of principal and interest thereon shall be made in such currency.

Availability:

The Revolving Facility will be available on a revolving basis during the period commencing on the Closing Date, subject to the limitations set forth under “Use of Proceeds” below and ending on the date that is 5 years after the Closing Date (the “Revolving Termination Date”). Revolving Loans that are ABR Loans will be available for borrowing on same-day notice.

Maturity:	The Revolving Commitments will terminate and the Revolving Loans will mature on the Revolving Termination Date.

Letters of Credit:

A portion of the Revolving Facility in an amount not to exceed $10 million shall be available for the issuance of letters of credit, including documentary letters of credit (the “Letters of Credit”) by BMO Harris (in such capacity, the “Issuing Lender”) in U.S. dollars and Alternative Currencies. No Letter of Credit shall expire later than the earlier of one year from its date of issuance or 30 days before the Revolving Termination Date, provided that annually renewable Letters of Credit may be issued with a final expiry date no later than 30 days before the Revolving Termination Date. Letters of Credit shall reduce availability under the Revolving Facility. Each Revolving Lender shall have a pro rata risk participation in each Letter of Credit.

Swingline:

In connection with the Revolving Facility, BMO Harris (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline subfacility under which the Borrower may make short-term borrowings of up to $10 million. Outstanding swingline loans will reduce availability under the Revolving Facility, with the credit risk on swingline loans allocated ratably among the Revolving Lenders. Outstanding swingline loans will bear interest before maturity at the Base Rate plus the Applicable Margin applicable for loans under the Revolving Facility or the rate offered by the Swingline Lender in its discretion.

Use of Proceeds:

The proceeds of loans under the Revolving Facility will be used to finance a portion of the Transactions, for working capital and for other general corporate purposes, including transactions that are not prohibited by the terms of the Credit Documentation.

Accordion:

The Borrower will have the right from time to time, on one or more occasions, to (a) add one or more incremental term loan facilities to the Facilities and/or increase the Term Facility (each, an “Incremental Term Facility”) and/or (b) increase commitments under the Revolving Facility (each, an “Incremental Revolving Increase” and, together with any Incremental Term Facilities, collectively, the “Incremental Facilities”) in an aggregate amount not to exceed $50 million so long as after giving pro forma effect thereto and assuming no cash netting of the proceeds thereof and full funding of any Incremental Revolving Increase (including, in each case, the use of proceeds thereof and other customary events), the Total Net Leverage Ratio is no greater than the Total Net Leverage Ratio covenant compliance level then in effect.

No Lender will be required to participate in any such Incremental Facility without its consent. New lenders providing any Incremental Facility shall be reasonably satisfactory to the Administrative Agent and, in the case of any Incremental Revolving Increase, the Issuing Lender, to the extent required under “Assignments and Participations” below.

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I hereto.

Optional Prepayments and Commitment Reductions:

Loans bearing interest based on the Base Rate may be prepaid at any time without penalty with same-day written notice. Loans bearing interest based on LIBOR may be repaid upon three business days’ written notice, subject to payment of usual and customary breakage costs for payments made prior to the last day of an interest period. The Borrower may reduce the Revolving Facility in multiples of $5 million upon five business days prior written notice to the Administrative Agent (or such shorter period agreed to by the Administrative Agent). Optional prepayments of the Term Loans shall be applied to the Term Loans and the installments thereof in the inverse order of maturity.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans, in each case with carveouts and exceptions to be agreed:

(a)         100% of the net cash proceeds of any incurrence by the Borrower or any of its subsidiaries of debt after the Closing Date that is not permitted under the Credit Documentation;

(b)         100% of the net cash proceeds of any non-ordinary course asset sales or as a result of casualty or condemnation events by the Borrower or any of its subsidiaries (subject to exceptions to be agreed, including (i) a $5 million per fiscal year threshold, with only the amount in excess of such annual threshold required to be used to prepay the Term Loans, and (ii) the right to reinvest 100% of such proceeds within 12 months (or if committed to reinvest within 12 months, reinvested within 18 months)).

(c)          50% of Excess Cash Flow payable within 90 days after the close of each fiscal year of the Borrower, commencing with the fiscal year ending September 30, 2021. Excess Cash Flow is defined as EBITDA for the relevant fiscal year less the sum of (i) cash interest expense, (ii) cash taxes, (iii) required and voluntary debt repayments (excluding payments of the Revolving Facility), (iv) unfinanced capital expenditures, (v) adjustments for changes in working capital, (vi) other add backs to EBITDA to be agreed and (vii) any earnout payments. The Excess Cash Flow requirement will decrease to (A) 25% if the Total Net Leverage Ratio is less than 2.00 to 1.00, but greater than or equal to 1.00 to 1.00 and (B) 0% if the Total Net Leverage Ratio is less than 1.00 to 1.00.

(d)         Any amount outstanding under the Revolving Facility (including letters of credit and swing line loans, if applicable) in excess of the Revolving Commitment must be immediately prepaid.

Mandatory prepayments of the Term Loans shall be applied to the Term Loans and the installments thereof on a pro rata basis.

COLLATERAL

The Borrower Obligations and the obligations of each other Loan Party under the Guaranty shall be secured by a perfected first-priority security interest (subject to permitted liens and other exceptions to be set forth in the Credit Documentation and the Limited Conditionality Provisions) in substantially all of the tangible and intangible assets of the Borrower and the Guarantors, whether now owned or hereafter acquired (excluding certain excluded assets to be identified in the Credit Documentation), including a pledge of 100% of the stock of each Guarantor, (the stock pledge of foreign subsidiaries shall be limited to 66% of the voting stock (and 100% of the non-voting stock) of each first-tier foreign subsidiary) (the “Collateral”). The foregoing will exclude (i) certain assets to the extent that applicable law or contract terms provide that a lien would impair the validity of such asset (including United States intent-to-use trademark applications, but only to the extent such restrictions remain in place), (ii) nominee or directors’ qualifying shares, (iii) deposit accounts used solely for payroll, 401(k) or other employee benefit plans, withholding tax accounts or trust or fiduciary accounts and other general deposit accounts subject to an aggregate dollar cap to be agreed and (iv) other assets to the extent the Administrative Agent determines in its reasonable judgment that the cost of obtaining or perfecting such pledge or security interest is excessive in relation to the benefit thereof.

DOCUMENTATION

Credit Documentation; Loan Documentation Principles:

The documentation for the Loans (the “Credit Documentation”) will be in the form of a senior secured credit agreement and will include related guarantee and security agreements and instruments based upon the documentation usual and customary for senior secured financings of this type for similarly situated borrowers, as modified (a) taking into account the operational and strategic requirements of Borrower and its subsidiaries in light of their industries, businesses, business practices and financial accounting, (b) in light of the size, cash flows, results of operations, and leverage of Borrower and its subsidiaries (including as to materiality thresholds, baskets and other limitations and exceptions) and the need for the Borrower and its subsidiaries to operate in the ordinary course of business, (c) in a manner to reflect the terms of this Term Sheet, the other Annexes to the Commitment Letter and the Fee Letter and (d) in any event, including customary EU Bail-In provisions, and modifications to reflect administrative and operational requirements of the Administrative Agent (such provisions being referred to collectively as the “Loan Documentation Principles”).

Initial Conditions Precedent:

(a)         Execution and delivery by the Borrower and Guarantors of the Credit Documentation, and

(b)         The satisfaction in all material respects of the conditions set forth in Exhibit B hereto.

There shall be no other conditions to closing and funding.

Ongoing Conditions Precedent:

No Lender shall be required to make any extension of credit under the Facilities (other than the initial extensions of credit) unless:

(a)         No default or event of default shall exist before or after giving effect to such extension of credit.

(b)         All representations and warranties shall be true and correct.

Representations & Warranties:

Usual and customary representations and warranties for facilities of this type, consistent with the Loan Documentation Principles, including but not limited to organization and qualification, subsidiaries, authorization and validity of loan documents, use of proceeds and margin stock, financial reports, no material adverse change, full disclosure, intellectual property, governmental authority and licensing, title to properties and assets, no material litigation, payment of taxes, governmental approvals, transactions with affiliates, Investment Company Act, ERISA, compliance with laws (including environmental), no violation of agreements, solvency, no broker’s fees, and absence of default or event of default.

Financial Covenants:	Financial covenants will include, but not be limited to, the following, each measured on a consolidated basis in accordance with GAAP for the Borrower and its subsidiaries:

(a)         Total Net Leverage Ratio, defined as the ratio of Total Funded Debt (which is defined as all indebtedness for borrowed money and guaranties of the same, excluding letters of credit to the extent undrawn, but which, in any event, shall allow for cash netting of up to $50 million of unrestricted domestic cash) as of the end of the most recent fiscal quarter, to EBITDA for the most recently-ended four fiscal quarters, initially set at a maximum of 3.25 to 1.00, with the first step-down to 3.00 to 1.00 occurring on March 31, 2020, with the second step-down to 2.75 to 1.00 occurring on March 31, 2021 and the third step-down to 2.50 to 1.00 occurring on March 31, 2022. Following any Permitted Acquisition (excluding the Acquisition) exceeding $75,000,000 in total consideration (after giving effect to potential earnouts or post-closing adjustments) the covenant level will be increased by 0.50x for four successive fiscal quarters (the “Acquisition Holiday”), provided, that there shall be no more than one Acquisition Holiday during the term of the Facilities.

(b)         Minimum Fixed Charge Coverage Ratio, defined as the ratio of EBITDA less unfinanced capital expenditures, less dividends, distributions, stock redemptions and stock repurchases for the most recently-ended four fiscal quarters, to the sum of principal payments, earnout payments made in cash during the period, cash taxes and cash interest expense for the same period, of not less than 1.25x.

EBITDA for any period means the sum of net income plus (a) without duplication and to the extent deducted in determining net income (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization, (iv) non-cash stock-based compensation, (v) restructuring charges, (vi) expenses in connection with the Acquisition and any other Permitted Acquisition (and any acquisition not consummated), (vii) expenses in connection with other acquisitions (whether or not consummated), (viii) any extraordinary charges, including charges from the disposition of assets and (ix) the amount of “run-rate” synergies, operating expense reductions and other net cost savings projected by the Borrower in good faith to be realized as a result of actions taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions and net of the costs incurred during such period in connection with such actions; provided, that (1) such “run-rate” synergies, operating expense reductions and other net cost savings are reasonably identifiable and factually supportable, (2) such “run-rate” synergies, operating expense reductions and other net cost savings are expected to be realized within 12 months of such actions being taken, (3) no “run-rate” synergies, operating expense reductions and other net cost savings may be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing net income or included (i.e., added back) in computing EBITDA for such period, (4) such adjustments may be incremental to (but not duplicative of) other pro forma adjustments, provided that the aggregate addback for the items in clauses (a)(v) through (viii) shall not exceed 10% of EBITDA for such period and the addback for items in clause (ix) shall not exceed $2,500,000 in the aggregate for any period of four fiscal quarters, minus (b) without duplication and to the extent included in determining net income (i) interest income and (ii) any extraordinary gains and non-cash items of income, including any gains from the disposition of assets, all calculated for the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP. Final financial covenant definitions subject to the agreement of the Borrower and the Administrative Agent.

Other Covenants:	Usual and customary covenants for facilities of this type including but not limited to:

Usual and customary affirmative and operational covenants including without limitation maintenance of business and properties, payment of taxes, insurance, inspection, formation and maintenance of subsidiaries, ERISA, compliance with laws, transactions with affiliates, no changes in fiscal year, no changes in nature of business, use of proceeds, and absence of contractual restrictions.

Usual and customary restrictive covenants, including without limitation those regarding indebtedness (including capital leases) and guaranties; liens; investments and acquisitions; loans and advances; mergers and consolidations; sales of assets; and dividends, stock repurchases and other restricted payments. Appropriate exceptions and baskets to be agreed upon by the Borrower and the Administrative Agent.

Bank Accounts:

Beginning no later than 120 days after the Closing Date, the Borrower and Guarantors shall, during the remaining term of the Facilities, maintain all operating accounts at the Administrative Agent or its affiliates or at other banks reasonably acceptable to the Administrative Agent which have entered into account control agreements with the Administrative Agent.

Earnout Payments:

Payment of any earnout, including the “Earn-Out” (as defined in the Acquisition Agreement), shall be subject to (a) no default or event of default existing at the time such payment is made or resulting from the making of any such payment and (b) demonstration to the satisfaction of the Administrative Agent of pro forma compliance with all financial covenants for measurement period most recently ended prior to the payment of such earnout, assuming for purposes of such pro forma calculation such earnout payment was made in cash during such period.

Permitted Acquisitions:	The Borrower and its subsidiaries may make acquisitions of other businesses (each a “Permitted Acquisition”) which satisfy all of the following criteria:

(a)         Each acquisition shall be in the Borrower’s line of business and have its primary operations in the US. A loan party must be the surviving entity in any merger to which it is a party. The acquisition shall be non-hostile. The target’s primary business activities will be in the United States or Canada. The Borrower or any foreign subsidiary may make acquisitions of a target located outside of the United States or Canada so long as the aggregate investment meets certain conditions to be agreed upon by the Borrower and the Administrative Agent.

(b)         Except as set forth below, Borrower shall provide five (5) business days’ (or such shorter period as may be agreed by Administrative Agent in its sole discretion) prior written notice of the acquisition and if the total acquisition consideration (including the maximum amount of any earnouts) exceeds $10 million, Borrower shall provide (i) 10 business days’ (or such shorter period as may be agreed by Administrative Agent in its sole discretion) prior written notice of the acquisition and (ii) Administrative Agent with draft acquisition documents together with a due diligence package reasonably requested by the Administrative Agent to include, without limitation, a pro forma balance sheet, pro forma financial projections and historical financial statements, and if total acquisition consideration (including the maximum amount of any earnouts) exceeds $50 million, a quality of earnings or similar report from a nationally recognized accounting firm (or another third party firm reasonably acceptable to the Administrative Agent).

(c)          Before consummation of the acquisition with total acquisition consideration in excess of $10 million, the Lenders will have received copies of all final acquisition documents and, to the extent required in the acquisition documents, evidence of receipt of all required regulatory and third party approvals.

(d) No default or event of default shall exist or shall result from the acquisition.

(e)          Demonstration to the satisfaction of the Administrative Agent of compliance, on a pro forma basis after giving effect to total consideration and debt, costs and expenses, and the maximum amount of all earnouts and other contingent obligations, with all financial covenants for the measurement period most recently ended prior to the acquisition (calculated for the most recently ended four fiscal quarters) and that Total Net Leverage Ratio is 0.25x below the covenant level in effect for the measurement period most recently ended prior to the acquisition (without giving effect to any temporary increase in the Total Net Leverage Ratio as a result of the Acquisition Holiday).

(f) Any seller debt must be subordinated on terms acceptable to the Administrative Agent and any earnout payments must be unsecured.

(g)          Contemporaneously with the consummation of the acquisition, the Borrower shall provide to the Administrative Agent a certificate (i) certifying that all of the requirements for a permitted acquisition have been satisfied and (ii) setting forth a reasonably detailed calculation of the Financial Covenants evidencing pro forma compliance.

(h)         Contemporaneously with the consummation of the acquisition, the Administrative Agent will receive, for the benefit of the Lenders, a first priority security interest in all acquired assets and any acquired or newly created subsidiary will become a guarantor.

Reporting Requirements:	Annual audited consolidated for the Borrower within 90 days of fiscal year end.

Quarterly company-prepared consolidated for the Borrower within 45 days of quarter end accompanied by a customary management’s discussion and analysis.

Quarterly covenant compliance certificates signed by the Borrower’s chief financial officer within 45 days of quarter end.

A copy of the Borrower’s operating budget for the following fiscal year no later than 60 days after the end of each fiscal year.

Other information and reports as may be reasonably requested by any Lender. All reports and financial statements will be in form and scope reasonably acceptable to the Administrative Agent and the Required Lenders, including comparison to budget and prior comparable period.

Notice of any change of control, material adverse change, default or event of default, or material adverse litigation or governmental proceeding.

Events of Default:

Usual and customary for facilities of this type, including but not limited to failure to pay any principal when due or any interest, fees or other amounts within three business days of when due, default under any covenant or agreement in any loan document, any loan document is repudiated or is no longer in force and effect, inaccurate or false representations or warranties, cross default with other debt agreements, insolvency, bankruptcy, ERISA, change of control and unsatisfied judgments.

Assignments & Participations:

Each Lender will be permitted to make assignments in minimum amounts of $5,000,000 (with respect to assignments under the Revolving Facility) and $1,000,000 (with respect to assignments of any Term Loan). Minimums do not apply to assignments to a Lender, an affiliate of a Lender, or a related fund or to assignments by a Lender of all of its Loans and commitments, and minimums may be waived with consent of the Administrative Agent and (unless an event of default exists) the Borrower.

Consents of the Borrower and the Administrative Agent are required for each assignment, which consents shall not be unreasonably withheld or delayed, except that the Borrower’s consent shall not be required during an event of default or in the case of an assignment to a Lender, an affiliate of a Lender, or a related fund. The Administrative Agent’s consent shall not be required (x) in the case of an assignment under the Revolving Facility to a Revolving Lender, an affiliate of a Revolving Lender, or a related fund with respect to a Revolving Lender or (y) in the case of an assignment of any Term Loan to a Lender, an affiliate of a Lender, or a related fund. Consent of the L/C Issuer and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit or Swingline Loans, as applicable (whether or not then outstanding). A $3,500 assignment fee shall be payable by the assigning Lender to the Administrative Agent for each assignment other than any assignment by a Lender to a related fund.

Lenders will also be permitted to sell participations with voting rights limited to significant matters such as changes in principal amount, fees or interest rates and maturity date.

Required Lenders:	Lenders providing over 50% of the Facilities.

Yield Protection:	Customary provisions protecting the Lenders in the event of prepayment or failure to borrow (funding indemnity), unavailability of funding, capital adequacy requirements, and increased costs due to changes in law or regulation. Payments to be made free and clear of taxes (subject to customary limitations and exceptions).

Expenses:

The Borrower shall pay all reasonable and documented costs and expenses of the Administrative Agent associated with the preparation, due diligence (including third party expenses), administration and syndication of the Facilities and loan documentation, including without limitation the legal fees of the Administrative Agent’s counsel, regardless of whether the Facilities close. Costs and expenses of the Administrative Agent and the Lenders, including without limitation their legal fees, in connection with any default or event of default or the enforcement of the loan documents to be reimbursed by the Borrower.

Closing Date:	The closing of the Transactions and the funding of the Facilities shall occur not later than January 6, 2020 (“Closing Date”).

Indemnification:

The Lenders will be indemnified against all losses, liabilities, claims, damages and expenses relating to or arising out of the loan documents, the transactions contemplated hereby or the Borrower’s use of loan proceeds, including without limitation environmental problems, such indemnity to include without limitation reasonable and documented attorneys’ fees and settlement costs, subject to those limitations set forth in the Commitment Letter.

Governing Law:	State of New York.

ANNEX I

INTEREST AND CERTAIN FEES

Interest Rate Options:	At the Borrower’s option, each loan under the Facilities will bear interest at the following rates:

(a)                                 Administrative Agent’s Base Rate plus applicable Base Rate Margin set forth in the Summary Pricing Matrix. Base Rate shall be, for any day, the greatest of (i) Administrative Agent’s prime commercial rate as in effect on such day, (ii) the sum of the Fed Funds rate for such day plus 1/2 of 1%, and (iii) the LIBOR Quoted Rate for such day plus 1.00%, calculated on an actual day/365/366 day-year basis and payable monthly in arrears. LIBOR Quoted Rate shall be, for any day, Reserve adjusted LIBOR based upon LIBOR for an interest period of one month as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day, but in no event, less than zero.

(b)                                 Reserve adjusted LIBOR plus the applicable LIBOR Margin set forth in the Summary Pricing Matrix, fixed for interest periods of one, two, three or six months, calculated on an actual day/360-day basis and payable on the last day of the applicable interest period, but in any case, at least quarterly. LIBOR is defined, with respect to the interest period requested, as the rate per annum for deposits in U.S. Dollars as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) 2 business days prior to the first day of the interest period, but in no event, less than zero.

If the Administrative Agent reasonably determines after the Closing Date that (i) LIBOR has been discontinued, or (ii) a rate other than LIBOR has become a widely recognized benchmark rate for newly originated syndicated loans in U.S. dollars in the United States market, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and make adjustments to applicable margins such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR rate-based interest rate in effect prior to its replacement, and shall enter into an amendment to the Credit Agreement to reflect such alternate rate of interest and such other related changes to the Credit Agreement as may be applicable, and including the ARRC “Amendment Approach” fallback language.

Commitment Fee:

The Borrower shall pay to the Administrative Agent for the ratable benefit of the Revolving Lenders a commitment fee at the rate per annum set forth in the Summary Pricing Matrix payable quarterly in arrears on the average daily unused amount of the Revolving Facility.

Annex I-1

Summary Pricing Matrix:

The applicable Base Rate and LIBOR Margins shall be the percentage per annum set forth in the Summary Pricing Matrix below for the appropriate Level. The Level shall be determined quarterly by the reported Total Net Leverage Ratio. Pricing will be held at Level III until the earlier of (a) receipt of the March 31, 2020 compliance certificate or (b) the audit for the fiscal year ended September 30, 2019. Margins on all loans and fees may be increased by 2% per annum during the existence of an event of default if so required by the Administrative Agent or the Required Lenders.

Summary Pricing Matrix

	Tier	Total Net Leverage Ratio	LIBOR Margin	Base Rate Margin	Commitment Fee
	V	> 3.00x	325 bps	225 bps	40 bps
	IV	> 2.50x but < 3.00x	275 bps	175 bps	35 bps
	III	> 2.00x but < 2.50x	225 bps	125 bps	30 bps
	II	> 1.00x but < 2.00x	175 bps	75 bps	25 bps
	I	< 1.00x	125 bps	25 bps	20 bps

Interest Payment Dates:

In the case of Base Rate Loans, quarterly in arrears.

In the case of LIBOR Loans, on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

Letter of Credit Fees:

The Borrower shall pay to the Administrative Agent for the ratable benefit of the Revolving Lenders (including the L/C Issuer in its capacity as a Revolving Lender) a participation fee at a rate per annum equal to the LIBOR Margin for Revolving Loans and calculated based on the face amount of each letter of credit. The Borrower shall pay to the L/C Issuer for its own account an issuance fee at a rate per annum equal to 0.125% on the face amount of each letter of credit issued, or the term of which is extended, together with the L/C Issuer’s standard documentary and processing charges in connection with the issuance, amendment, cancellation, negotiation, drawing under or transfer of any letter of credit.

Rate and Fee Basis:	Year of 360 days.

Annex I-2

EXHIBIT B

$150 Million Facilities

Conditions Precedent to Borrowings(1)

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent (which shall be satisfied or waived prior to or substantially concurrent with the other Transactions):

1.                                      The Acquisition shall be consummated simultaneously or substantially concurrent with the closing under the Facilities in accordance in all material respects with the terms described in the Acquisition Agreement, without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the Lead Arranger and the Lenders (in their capacities as such) unless it is approved by us (which approval or disapproval shall be provided within five business days of request) (it being understood and agreed that (a) any reduction in the purchase price of, or consideration for, the Acquisition under the Acquisition Agreement shall not be deemed materially adverse to the interests of the Lenders or the Lead Arranger, provided, that borrowings under the Revolving Commitment shall be reduced, dollar for dollar by such amount, (b) any increase in the purchase price of, or consideration for, the Acquisition under the Acquisition Agreement shall not be deemed materially adverse to the interests of the Lenders or the Lead Arranger so long as such increase is funded by amounts permitted to be drawn under the Facilities or balance sheet cash, (c) any supplement, amendment, modification, waiver or consent that includes any modifications to the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) and (d) any change in any of the provisions relating to the Lead Arrangers’ or the Lenders’ liability, consent rights over certain amendments or waivers or status as a third party beneficiary under the Acquisition Agreement, shall be deemed to be materially adverse to the interests of the Lead Arranger and the Lenders; provided, that in each case, the Lead Arranger shall be deemed to consent to such amendment, consent, or waiver unless it shall object in writing thereto within 3 business days of receipt of written notice of such amendment, consent, or waiver).

2.                                      The following conditions precedent to the initial borrowing shall be satisfied: Delivery of customary legal opinions of counsel for the Borrower; a certificate from the chief financial officer of the Borrower substantially in the form attached as Exhibit C with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (at least three business days prior to the Closing Date, in each case to the extent requested of the Borrower at least 15 business days prior to the Closing Date); customary organizational documents and good standing certifications for the Borrower and the Guarantors; all documents and instruments required for perfection of security interests in the Collateral, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date, subject to permitted liens and the Limited Conditionality Provisions; execution of the Guarantees by the Guarantors to the extent required to be provided on the Closing Date; evidence of authority for the Borrower and the Guarantors; accuracy in all material respects of (x) Specified Representations and (y) the Target Representations; and delivery of a notice of borrowing.

(1)  All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit B is attached or in Exhibit A thereto.

3.                                      We shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower and its subsidiaries) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date or at the beginning of such period, as applicable, it being understood that such pro forma financial statements shall not include any purchase accounting adjustments and evidence satisfactory to the Administrative Agent that the Total Net Leverage Ratio, immediately after giving effect to the Transactions and the Loans to be made on the Closing Date, will not exceed 2.00 to 1.00.

4.                                      We shall have received (a) audited consolidated financial statements of the Borrower for the fiscal years ended December 31, 2016, 2017 and 2018, and of the Target for the fiscal years ended December 31, 2017 and 2018 and (b) unaudited consolidated financial statements of the Borrower and the Target (x) for the six months ended June 30, 2019 and (y) each subsequent fiscal quarter during 2019 ending at least 45 days before the Closing Date (other than the fiscal fourth quarter) (it being understood and agreed that the Lead Arranger has received the financial statements described in clause (a) and clause (b)(x) of this paragraph 4). The financial statements required under this paragraph 4(a) shall be deemed to have been received by the Lead Arranger on the date on which the Borrower posts such financial statements on its website, or such financial statements are publically available on the U.S. Securities and Exchange Commission website at https://www.sec.gov/edgar/searchedgar/webusers.htm or any other website identified in a written notice to the Lead Arranger, accessible without charge (the items in clause (a) and clause (b), the “Required Financial Information”).

5.                                      The Refinancing shall have been consummated.

6.                                      The Lead Arranger shall (a) have received the Information Materials to be used in connection with syndication of the Facilities (and a customary authorization letter with respect thereto) and (b) shall have been afforded a period of at least twenty (20) consecutive business days following the date on which the Arranger receives the Required Financial Information to syndicate the Facilities to potential Lenders; provided that such period (i) shall not commence if the Information Materials and authorization letter acceptable to Arranger have not been received, (ii) shall not include (A) November 11, 2019, (B) any date from and including November 26, 2019 through and including December 2, 2019, (C) any date from and including December 21, 2019 through and including January 5, 2020, (D) January 20, 2020 or (E) February 17, 2020 (collectively, the “Black-out Dates”); provided further that if the Required Financial Information is not Compliant (as defined below) through such period, such period shall not be deemed to have commenced.  If the Borrower in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to the Arranger written notice to that effect (stating when it believes it completed any such delivery), in which case the receipt of the Required Financial Information shall be deemed to have occurred and the 20 consecutive business day period described above shall be deemed to have commenced on the second business day following the date of receipt of such notice, unless the Arranger in good faith reasonably believes that the Borrower has not completed delivery of the Required Financial Information and, within two business days after its receipt of such notice from the Borrower, the Arranger delivers a written notice to the Borrower to that effect (stating with specificity which information is required to complete the delivery of the Required Financial Information).  For the purposes hereof “Compliant” means with respect to the Required Financial Information that (x) such Required Financial Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make such Required Financial

Information not misleading in light of the circumstances in which it was made and (y) the auditors to the Target have not withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information.

7.                                      All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).

8.                                      Since the date of the Acquisition Agreement, no Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred and is continuing.

Notwithstanding anything in this Exhibit B, the Commitment Letter, the Term Sheet, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that the Borrower or an affiliate of the Borrower has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement (in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement) (the “Target Representations”) and (ii) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the definitive documentation for the Facilities, and (b) the terms of the definitive documentation for the Facilities shall be such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Exhibit B and in Section 6 of the Commitment Letter are satisfied (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, USPTO filings or the possession of stock certificates of any material, wholly-owned U.S. subsidiary (to the extent, with respect to the Target and its subsidiaries, such stock certificates are received from the Target on or prior to the Closing Date), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower (but in any event no earlier than 90 days after Closing Date or such longer period as may be agreed by the Administrative Agent in its reasonable discretion).  “Specified Representations” means the representations of the Borrower and each Guarantor in the Credit Documentation relating to corporate existence, power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Credit Documentation, the incurrence of the loans to be made under the Facilities and the provision of the guarantees under the Facilities, and the granting of the security interests in the Collateral to secure the obligations thereunder not conflicting with the organizational documents of the Borrower or any Guarantor or with any applicable law, Closing Date solvency on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency certificate set forth in Exhibit C hereto), Federal Reserve margin regulations, the Investment Company Act, PATRIOT Act, no use of proceeds of the Facilities violating laws applicable to sanctioned persons as administered by OFAC and the FCPA, and the creation, validity and perfection of the security interest granted in the intended Collateral to be perfected (except as provided above). The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.

EXHIBIT C

FORM OF
SOLVENCY CERTIFICATE

                 , 2019

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [                ], 2019, among [                 ] (the “Credit Agreement’). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1.                                      I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section [     ] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2.                                      As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

DIGI INTERNATIONAL INC.

By
Name:
Title:

4